Exhibit 99.1

            Prima Energy Corporation Reports Third Quarter Results
                           and Update on Activities

    DENVER, Nov. 6 /PRNewswire-FirstCall/ -- Prima Energy Corporation (Nasdaq: PENG) reported its results of operations for the quarter and nine months ended September 30, 2003 and provided an update of its commodity hedging transactions, operating activities, and estimated production for the remainder of 2003.

    Results of Operations for the Three- and Nine- Month Periods Ended September 30, 2003

    Quarter Ended September 30, 2003
    The Company reported third quarter 2003 net income of $6,593,000, representing a 543% increase compared to third quarter 2002 net income of $1,026,000. These amounts equate to $0.50 and $0.08 per diluted share in the recent quarter and the same period last year, respectively. Cash flow from operations before changes in operating assets and liabilities totaled $13,540,000 in the third quarter of 2003, 282% above the $3,540,000 reported for the comparable quarter of 2002. Cash flow from operations before changes in operating assets and liabilities is a non-GAAP financial measure derived from net cash provided by operating activities -- see "Reconciliation of Non-GAAP Financial Measure" in a table below.
    Revenues for the 2003-quarter totaled $18,229,000 compared to $7,432,000 in the third quarter of 2002. Oil and gas sales in the third quarter of 2003 totaled $15,259,000, compared to $5,455,000 in the same quarter of 2002, for an increase of 180%. The improvement was attributable to the combined effects of a 49% year-over-year increase in production volumes and an 87% increase in average realized oil and gas prices. During the recent quarter, natural gas accounted for 85% of the Company's total production and 81% of its oil and gas sales, compared to 78% and 55%, respectively, in the third quarter of 2002.
    Prima's natural gas production increased by 63%, to 3,272,000 Mcf in the latest quarter, from 2,002,000 Mcf in the third quarter last year. Oil production totaled approximately 97,000 barrels in the third quarter of 2003, compared to 96,000 barrels in the same quarter of 2002, for an increase of 1%. On an equivalent unit basis, production expanded from 2,577,000 Mcfe in the third quarter of 2002 to 3,852,000 Mcfe in the recent quarter. This increase was due to Powder River Basin CBM operations, which generated net gas production of 1,635,000 Mcf in the third quarter of 2003, compared to 308,000 Mcf in the third quarter of 2002. CBM production is primarily attributable to the Porcupine-Tuit property, which began producing during the third quarter of 2002.
    Average sales prices received for natural gas production were $3.76 per Mcf in the third quarter of 2003 and $1.50 per Mcf in the 2002 quarter, representing a year-over-year increase of $2.26 per Mcf, or 151%. Average prices received per barrel of oil were $30.64 in the recent quarter and $25.50 in the same period last year, for an increase of $5.14 per barrel or 20%. On an energy equivalent basis, the average price received was $3.96 per Mcfe in the latest quarter compared to $2.12 per Mcfe in the prior-year period. Hedging gains included in oil and gas revenues for the third quarter of 2003 increased average price realizations by $0.10 per Mcf of natural gas, $0.12 per barrel and $0.09 per Mcfe. Hedging losses included in oil and gas revenues for the third quarter of 2002 decreased average price realizations by $2.66 per barrel of oil and $0.10 per Mcfe.
    Third quarter 2003 revenues included $680,000 of net gains recognized on ineffective hedges, which consisted of contracts for forward sales of NYMEX natural gas, which don't qualify as effective cash flow hedges without corresponding basis-differential hedges. In the third quarter of the prior year, $143,000 of net losses were reported on similar transactions.
    Depletion expense in the third quarter of 2003 was $0.93 per Mcfe, compared to $0.90 per Mcfe in the third quarter last year. Lease operating expenses averaged $0.21 per Mcfe produced in the 2003 quarter compared to $0.27 per Mcfe in the 2002 quarter. The lower LOE per unit primarily reflected the expanded production base in Wyoming over which field office expenses have been spread as production from the Porcupine-Tuit property has increased. Production taxes were $0.37 and $0.17 per Mcfe in the 2003 and 2002 quarters, respectively, reflecting higher product prices in 2003 and an increased proportion of sales derived from Wyoming, which has a higher severance tax rate than Colorado. Total lifting costs were 15% of oil and gas revenues and $0.58 per Mcfe during the third quarter of 2003, compared to 21% and $0.44 per Mcfe in the same period in 2002. General and administrative expenses increased $65,000 in the recent quarter, compared to the prior year, primarily due to higher payroll taxes attributable to exercises of employee stock options.
    Reported oilfield service revenues and expenses in the quarter ended September 30, 2003 were $2,207,000 and $1,470,000, respectively, for a gross margin of $737,000. In the same quarter last year, reported oilfield service revenues and expenses totaled $1,964,000 and $1,779,000, respectively, for a gross margin of $185,000. Revenues and costs related to services provided on Prima-operated properties are eliminated in consolidation, and represented approximately 32% of the service companies' revenues in the 2003-period compared to 22% in the same quarter last year. The 12% year-over-year increase in reported revenues, despite the increased portion of work conducted on behalf of Prima, reflected higher utilization and billing rates in response to greater demand. The 17% reduction in costs reflected the increased amount eliminated in consolidation, due to the greater portion of work performed for Prima, and a change in the mix of activities conducted for the Company.
    Income taxes totaled 33% of pre-tax income in the recent quarter, compared to 16% in the prior year's quarter, due to permanent differences that did not increase proportionately with pre-tax income and the cessation of Section 29 tax credits at the end of 2002.

    Nine Months Ended September 30, 2003
    For the nine months ended September 30, 2003, Prima reported net income of $17,238,000, or $1.32 per diluted share, compared to net income of $2,294,000, or $0.17 per diluted share, for the nine months ended September 30, 2002.
Cash flow from operating activities before changes in operating assets and liabilities aggregated $34,423,000 for the first nine months of 2003 compared to $14,404,000 for the first nine months of 2002.
    Net income for the first nine months of 2003 included an adjustment for the cumulative effect of a change in accounting principle, in conjunction with adoption of Statement of Financial Accounting Standards No. 143, which relates to accounting for asset retirement obligations. Adoption of SFAS 143 resulted in a non-cash, after-tax credit of $403,000 or $0.03 per diluted share, reflecting the net historical effects of providing for estimated future costs for abandonment of oil and gas properties and the impact on depletion expense of incorporating estimated equipment salvage values.
    Revenues during the first nine months of 2003 included $1,986,000 of net gains recognized on ineffective hedges, comprised of forward sales of NYMEX natural gas. In the first nine months of the prior year, the Company reported net losses of $2,780,000 on similar contracts, as mark-to-market gains recorded on open positions at the end of 2001 were partially reversed upon subsequent improvement in gas prices. Results for the first nine months of 2002 also reflected a current tax provision that exceeded the total tax provision by $823,000, due to the reversal of certain timing differences.
    Revenues for the first nine months of 2003 totaled $50,279,000, compared to $21,557,000 for the first nine months of 2002. Oil and gas sales totaled $41,605,000 during the 2003 period, compared to $17,460,000 in the first nine months of 2002, for an increase of 138%. The increase was attributable to the combined effects of a 48% year-over-year increase in production volumes and a 61% increase in average prices realized per equivalent unit of oil and gas production.
    Prima's net natural gas production during the first nine months of 2003 and 2002 totaled 9,378,000 Mcf and 5,834,000 Mcf, respectively, reflecting an increase of 3,544,000 Mcf, or 61%. Net oil production was 285,000 barrels and 279,000 barrels for the same nine-month periods, representing an increase of 6,000 barrels or 2%. On an equivalent unit basis, the Company's production increased from 7,507,000 Mcfe in the first nine months of 2002 to 11,088,000 Mcfe during the same period in 2003.
    The average price received for natural gas production during the nine months ended September 30, 2003 was $3.48 per Mcf, compared to $1.85 per Mcf for the nine months ended September 30, 2002, representing an increase of $1.63 or 88%. Average prices received for oil during the same periods were $31.49 and $23.90 per barrel, respectively, for a year-over-year increase of $7.59 or 32%. On an Mcf equivalent basis, the average price received for the Company's production was $3.75 for the nine months ended September 30, 2003 compared to $2.33 for the nine months ended September 30, 2002. Gains and losses on hedges included in oil and gas revenues for the first nine months of 2003 had the effect of decreasing the average price realized per Mcf of natural gas by $0.01, increasing the average price realized per barrel of oil by $0.18, with no net impact on the average price realized per Mcfe. Hedging losses included in oil and gas revenues for the first nine months of 2002 decreased average price realizations by $1.48 per barrel of oil and $0.05 per Mcfe.
    Depletion expense for oil and gas properties was $10,358,000, or $0.93 per Mcfe, during the first nine months of 2003, compared to $6,757,000, or $0.90 per Mcfe, produced during the first nine months of 2002. Lease operating expenses declined from an average $0.30 per Mcfe in the nine months ended September 30, 2002 to an average $0.23 per Mcfe in the nine months ended September 30, 2003, due primarily to the impact of production at Porcupine-Tuit. Production taxes were $0.36 and $0.19 per Mcfe in the 2003 and 2002 nine-month periods, respectively, reflecting higher product prices in 2003 and an increased proportion of sales derived from Wyoming. Total lifting costs were 16% of oil and gas revenues and $0.60 per Mcfe for the first nine months of 2003, compared to 21% and $0.49 per Mcfe for the same period in 2002. General and administrative expenses of $2,471,000 for the nine months ended September 30, 2003 were $83,000, or 3%, higher than the comparable period in 2002.
    Oilfield service revenues from third parties declined by 1%, from $6,403,000 in the first nine months of 2002 to $6,335,000 during the latest nine-month period. Related oilfield service costs were $4,917,000 in the nine months ended September 30, 2003, compared to $5,258,000 for the same period of 2002, a decrease of $341,000 or 6%. For the nine months ended September 30, 2003, 24% of fees billed by the service companies were for Prima-owned property interests, compared to 16% for the nine months ended September 30, 2002. An overall increase in billings was approximately offset by increased amounts related to Prima wells. Reported costs declined as a result of the increased portion eliminated in consolidation.
    The Company's income tax provision was 33% of pre-tax income in the latest nine-month period, compared to 13% in the first nine months of 2002, due to permanent differences that did not increase proportionately with pre-tax income and the cessation of Section 29 tax credits at the end of 2002.

    Commodity Hedging
    Prima realized net settlement gains totaling $213,000 on derivatives positions closed out during October 2003. At the close of business on October 31, 2003, open derivatives instruments (all relating to crude oil) showed net unrealized gains aggregating $76,000, as follows:


     Time Period             Market    Total Volumes  Contract  Unrealized
                             Index        (Bbls)       Price      Gains

     December 2003           NYMEX         15,000      $30.64    $23,000
     January - March 2004    NYMEX         45,000       29.75     53,000

     Total Unrealized Gains                                      $76,000


    Operating Activities and Production
    Prima invested $18,287,000 in oil and gas properties during the first nine months of 2003, including $17,590,000 on well costs and related development activities and $697,000 for undeveloped acreage. Operations included drilling 97 (68.9 net) wells, including 21 (20.2 net) wells in the Denver Basin, 63 (47.6 net) CBM wells in the Powder River Basin, 12 (1.0 net) wells in the Wind River Basin, and one (0.1 net) well in the Washakie Basin. Additional development costs were also incurred in re-fracturing 28 (27.1 net) wells in the Denver Basin, completing two Denver Basin wells drilled in late 2002, and for infrastructure facilities in the CBM area. All drilling and recompletion operations have been successful, with wells placed on production, restored to production, or awaiting hook up. During the first nine months of 2003, Prima also expended $793,000 for other property and equipment, and $2,111,000 for the purchase of approximately 112,000 shares of treasury stock at an average cost of $18.87 per share. Costs incurred during the first nine months of 2003 were partially offset by approximately $1,664,000 of proceeds realized from the sale of oil and gas properties.
    Prima's net working capital increased from $35,954,000 at the end of 2002 to $53,081,000 at September 30, 2003. Working capital at the end of the period included $51,875,000 of cash equivalents and short-term investments, and Prima continues to be free of long-term debt. This strong financial condition provides the Company considerable flexibility in responding to opportunities and scheduling capital investments to take advantage of market conditions.
    Activities during the recent quarter included drilling and completing
23 (22.2 net) wells in the Porcupine-Tuit project area. These, and four wells previously drilled in the area, were hooked up between late September and mid-October. Gross production at Porcupine-Tuit has increased from approximately 21,000 Mcfd in September 2003 prior to tie in of new wells, to a recent rate in excess of 28,000 Mcfd. Prima owns net revenue interests in the 85 wells at Porcupine-Tuit averaging approximately 78%. One additional well is scheduled to be drilled and hooked up at Porcupine-Tuit in the current quarter.
    Seventeen (11.9 net) additional Powder River Basin CBM wells were drilled during the third quarter of 2003, targeting multiple coals in the Company's Kingsbury, North Shell Draw and Cedar Draw project areas. Prima is currently evaluating alternative proposals for installation of gas gathering and compression facilities in these areas, and anticipates hooking up the recently drilled wells, along with 104 previously drilled wells and additional planned wells, beginning in the first quarter of 2004. This area encompasses the Company's pilot project in the Kingsbury area, where 16 wells were placed on pump approximately ten months ago to begin de-watering and evaluating the deeper Cook and Wall coals. These wells, particularly the eight completed in the Wall coal, continue to produce water at rates indicating good permeability, and three of the Wall-coal wells began producing small amounts of gas in September or October. Significant future activity is planned in the adjoining Kingsbury, Cedar Draw, and North Shell Draw areas, to develop multiple coals found at depths ranging from approximately 600 feet to 2,000 feet. Subject to being able to obtain regulatory approvals, among other factors, activities planned for the current quarter in these project areas include drilling 15 to 20 CBM wells and deepening 16 previously drilled CBM wells to lower coals.
    Prima drilled 14 (13.2 net) wells and recompleted nine (9.0 net) wells in the Denver Basin in the third quarter of 2003. Planned fourth quarter activities in this area include drilling approximately ten wells and recompleting approximately 14 wells. At Cave Gulch, in the Wind River Basin, Prima participated in drilling five (0.3 net) wells and recompleting one
(0.1 net) well in the third quarter, and anticipates participating in drilling approximately four wells in the current quarter. The Company also participated, with a 12.5% non-operated working interest, in drilling the Vermillion Federal #27-6 exploratory well in the Washakie Basin in Wyoming. The well, which was drilled to a depth of 10,890 feet and logged apparent pay in multiple sands, is currently being completed, after which further development plans for the 5,300-acre block will be considered.
    During the recent quarter, Prima also initiated completion and testing of the Ferron sand in the Scofield-Thorpe #22-41 well on the Coyote Flats prospect, in Carbon County, Utah. This 100%-owned well was drilled in late 2002 to test the Emery coals and Ferron sand, but was temporarily suspended after production casing was set. The Company is currently testing the Ferron sandstone reservoir at depths between 5,995-6,055 feet. The Ferron sandstone has been productive at Clear Creek Field, located eight miles southwest of the Scofield-Thorpe #22-41 well, and is currently productive at Gordon Creek Field, located ten miles southeast of the well. Prima is currently conducting a 30-day flow test on the well, which will be followed by a 7-day pressure buildup test. During the flow test, gas rates of 900 Mcfd and water rates of 150 bpd have been measured, with gradually increasing gas rates and decreasing water rates. The objective of the pressure buildup test will be to determine well performance parameters that can be used to assess the economics of installing a natural gas pipeline to this location and drilling additional Ferron sandstone wells on the Coyote Flats acreage. A multi-well pilot program to further evaluate Emery coal potential is also anticipated to get underway in 2004. Prima controls approximately 75,000 gross (72,000 net) undeveloped acres within the Coyote Flats Prospect area.
    On the Merna Prospect, located on the Merna anticlinal structure in the northern Green River Basin in Sublette County, Wyoming, the Company is currently participating in the Sage Flat Federal #17-20 well. Prima holds a 6.3% working interest before payout and a 10.9% working interest after payout in this EOG Resources, Inc. operated well, which will target the over-pressured Lance at a depth of approximately 13,000 feet. In addition, the Company owns an average 35% working interest in 74,000 gross acres in the greater Merna area. The Sage Flat Federal #17-20 well is located three miles north of the Miller Federal #7-4 well that was drilled during the second half of 2002, and which exhibited strong gas shows at high pressure while drilling but which was subsequently completed for only modest gas rates.
    Prima recently exchanged acreage in the Powder River Basin CBM play with another operator. The acreage traded by the Company, primarily in the Deadman Draw area, had been attributed approximately 8 Bcf of proved reserves. The acreage received by Prima, in the Fortification Creek and Kingsbury project areas, does not currently have attributed proved reserves but has greater probable reserves and higher projected value to the Company. The trade strengthens Prima's position at Fortification Creek, a project area with multiple deep thick coal targets, located ten miles west of North Shell Draw, to 4,900 gross (4,500 net) acres.
    Prima's capital expenditures for all of 2003 are currently expected to aggregate between $29 million and $31 million, including $10 million to $12 million in the current quarter. The Company also estimates that its net oil and gas production in the current quarter will total approximately
4.0 Bcfe, bringing the total for 2003 to approximately 15.1 Bcfe. This target represents approximately a 43% increase over total net production reported in 2002.

    Conference Call
    Prima will hold a conference call on Friday, November 7, 2003, at 9:30 a.m. MST to review its third quarter financial results and provide an update on operations. Interested parties may access the conference call by dialing (800) 227-9428 and providing conference I.D. "Prima." Replays will be available from 11:30 a.m. MST, November 7 through 10:00 p.m. MST November 14, 2003, by dialing (888) 274-8336 (no reservation number necessary).
    The conference call will also be webcast live over the Internet and can be accessed by following the link from Prima Energy's website at www.primaenergy.com . To listen to the live call from our website, please access the website at least fifteen minutes early to register, and download and install any necessary audio software. A replay from the Internet site will be available shortly after the call is completed, and will be available for 90 days.

    Prima is a Denver-based independent energy company engaged in the exploration for, acquisition, development and production of natural gas and crude oil. Through wholly owned subsidiaries, Prima is also engaged in natural gas and oil property operations, oilfield services and natural gas and crude oil marketing. The Company's current activities are principally conducted in the Rocky Mountain region of the United States.

    This press release contains projections or forward-looking statements, which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements related to drilling and construction plans, other investment activities, projected production levels, and anticipated production commencement dates. The words "anticipate," "expect," "plan," "target," "estimate," or "project" and similar expressions identify forward-looking statements. Any such statements or projections reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved, and actual results could differ materially from those projected. Prima does not undertake to update, revise or correct any of the forward-looking information. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

    Financial data follows (note: certain prior-year amounts have been reclassified to conform to current-year presentations). In addition, a copy of the Company's Form 10-Q for the quarter ended September 30, 2003 and Form 10-K for the year ended December 31, 2002 are, or will be, available on the Company's Website at www.primaenergy.com .


                             PRIMA ENERGY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                             Three Months Ended       Nine Months Ended
                               September 30,            September 30,
                              2003        2002         2003         2002

    REVENUES
    Oil and gas sales     $15,259,000  $5,455,000  $41,605,000  $17,460,000
    Gains (losses) on
     derivatives
     instruments, net         680,000    (143,000)   1,986,000   (2,780,000)
    Oilfield services       2,207,000   1,964,000    6,335,000    6,403,000
    Interest, dividend
     and other income          83,000     156,000      353,000      474,000
                           18,229,000   7,432,000   50,279,000   21,557,000
    EXPENSES
    Depreciation,
     depletion and
     amortization:
      Depletion of oil
       and gas properties   3,599,000   2,320,000   10,358,000    6,757,000
      Depreciation of
       property and
       equipment              236,000     202,000      798,000      846,000
    Lease operating
     expense                  805,000     685,000    2,600,000    2,261,000
    Ad valorem and
     production taxes       1,444,000     448,000    4,010,000    1,413,000
    Cost of oilfield
     services               1,470,000   1,779,000    4,917,000    5,258,000
    General and
     administrative           837,000     772,000    2,471,000    2,388,000
                            8,391,000   6,206,000   25,154,000   18,923,000
    Income before income
     taxes and cumulative
     effect of change in
     accounting principle   9,838,000   1,226,000   25,125,000    2,634,000
    Provision for income
     taxes                  3,245,000     200,000    8,290,000      340,000
    Net income before
     cumulative effect
     of change in
     accounting principle   6,593,000   1,026,000   16,835,000    2,294,000
    Cumulative effect
     of change in
     accounting principle          --          --      403,000           --

    NET INCOME             $6,593,000  $1,026,000  $17,238,000   $2,294,000

    Basic net income
     per share before
     cumulative effect
     of change in
     accounting principle       $0.51       $0.08        $1.32        $0.18
    Cumulative effect
     of change in
     accounting principle          --          --         0.03           --

    BASIC NET INCOME
     PER SHARE                  $0.51       $0.08        $1.35        $0.18

    Diluted net income
     per share before
     cumulative effect
     of change in
     accounting principle       $0.50       $0.08        $1.29        $0.17
    Cumulative effect
     of change in
     accounting principle          --          --         0.03           --

    DILUTED NET INCOME
     PER SHARE                  $0.50       $0.08        $1.32        $0.17

    Weighted Average
     Common Shares
     Outstanding           12,817,576  12,772,513   12,790,069   12,768,043

    Weighted Average
     Common Shares
     Outstanding
      Assuming Dilution    13,080,193  13,221,889   13,039,712   13,261,851

    PRODUCTION:
      Natural gas (Mcf)     3,272,000   2,002,000    9,378,000    5,834,000
      Oil (barrels)            97,000      96,000      285,000      279,000
      Net equivalent
       units (Mcfe)         3,852,000   2,577,000   11,088,000    7,507,000

    AVERAGE PRICES:
      Natural gas
      (per Mcf)                 $3.76       $1.50        $3.48        $1.85
      Oil (per barrel)         $30.64      $25.50       $31.49       $23.90
      Net equivalent
       units (Mcfe)             $3.96       $2.12        $3.75        $2.33


                             PRIMA ENERGY CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                     Nine Months Ended
                                                       September 30,
                                                    2003           2002
    OPERATING ACTIVITIES
    Net income                                   $17,238,000     $2,294,000
    Adjustments to reconcile
     net income to net cash
     provided by operating activities:
      Depreciation, depletion
       and amortization                           11,156,000      7,603,000
      Deferred income taxes                        4,931,000       (823,000)
      Unrealized (gains) losses on
       derivatives instruments                       154,000      4,500,000
      Cumulative effect of change in
       accounting principle                         (403,000)            --
      Tax benefit from exercise of
       stock options                               1,411,000        824,000
      Other                                          (64,000)         6,000
      Net changes in operating assets
       and liabilities                            (2,053,000)    (1,078,000)
        Net cash provided by
         operating activities                     32,370,000     13,326,000

    INVESTING ACTIVITIES
    Additions to oil and gas properties          (18,287,000)   (12,040,000)
    Proceeds from sales of oil &
     gas properties                                1,664,000     13,544,000
    Purchases of other property, net                (793,000)      (496,000)
    Proceeds from sales of available
     for sale securities, net                        356,000        692,000
        Net cash (used in) provided
         by investing activities                 (17,060,000)     1,700,000

    NET FINANCING ACTIVITIES                      (1,215,000)    (1,192,000)

    INCREASE (DECREASE) IN CASH AND CASH
      EQUIVALENTS                                 14,095,000     13,834,000
    CASH AND CASH EQUIVALENTS,
     beginning of period                          36,263,000     23,337,000

    CASH AND CASH EQUIVALENTS,
     end of period                               $50,358,000    $37,171,000


                             PRIMA ENERGY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                               September 30,   December 31,
                                                    2003           2002
                                                (Unaudited)
    ASSETS
      Current assets                             $64,101,000    $47,257,000
      Oil and gas properties - net                97,425,000     88,538,000
      Other property and equipment - net           4,696,000      4,839,000
      Other assets                                 1,298,000      1,293,000
                                                $167,520,000   $141,927,000

    LIABILITIES AND STOCKHOLDERS' EQUITY
      Current liabilities                        $11,020,000    $11,303,000
      Non-current ad valorem taxes                 3,084,000      2,077,000
      Deferred income taxes                       26,491,000     21,281,000
      Other liabilities                            1,860,000             --
      Stockholders' equity                       125,065,000    107,266,000
                                                $167,520,000   $141,927,000


                 RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
    Cash flow from operations before changes in operating assets and liabilities is presented because of its acceptance as an indicator of the ability of an oil and gas exploration and production company to internally fund exploration and development activities. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of cash flow from operations before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

                              Three Months Ended       Nine Months Ended
                                September 30,            September 30,
                               2003        2002        2003        2002

    Net cash provided by
     operating activities  $17,650,000  $5,187,000  $32,370,000 $13,326,000
    Net changes in
     operating assets
     and liabilities        (4,110,000) (1,647,000)   2,053,000   1,078,000
    Cash flow from
     operations before
     changes in operating
     assets and
     liabilities           $13,540,000  $3,540,000  $34,423,000 $14,404,000

SOURCE  Prima Energy Corporation
    -0-                             11/06/2003
    /CONTACT: Richard H. Lewis, President and Chief Executive Officer, or Neil L. Stenbuck, Executive Vice President and Chief Financial Officer, both of Prima Energy Corporation, +1-303-297-2100/
    /Web site:  http://www.primaenergy.com /
    (PENG)

CO:  Prima Energy Corporation
ST:  Colorado
IN:  OIL
SU:  ERN CCA